                                                      REGISTRATION NO. 333-_____

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                            FAMILY GOLF CENTERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                      11-3223246
(STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR                           ORGANIZATION)

                     DOMINIC CHANG, CHIEF EXECUTIVE OFFICER
                            FAMILY GOLF CENTERS, INC.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 694-1666

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                            FAMILY GOLF CENTERS, INC.
                            1997 STOCK INCENTIVE PLAN
                            (FULL TITLE OF THE PLAN)

                                    COPY TO:
                              KENNETH R. KOCH, ESQ.
                  SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP
                                551 FIFTH AVENUE
                            NEW YORK, NEW YORK 10176
                                 (212) 661-6500


                                            CALCULATION OF REGISTRATION FEE

===================================== ====================== =================== ======================== =================
TITLE OF SECURITIES                          AMOUNT               PROPOSED              PROPOSED             AMOUNT OF
TO BE REGISTERED                              TO BE               MAXIMUM                MAXIMUM            REGISTRATION
                                         REGISTERED (1)        OFFERING PRICE           AGGREGATE               FEE
                                                                 PER SHARE           OFFERING PRICE
------------------------------------- ---------------------- ------------------- ------------------------ -----------------
 COMMON STOCK, PAR                      500,000 SHARES (3)       $45.156(2)            $22,578,000           $6,660.51
 VALUE $.01 PER SHARE
------------------------------------- ---------------------- ------------------- ------------------------ -----------------
COMMON STOCK, PAR                          12,500 (4)             $4.00(5)               $50,000               $14.75
VALUE $.01 PER SHARE
===================================== ====================== =================== ======================== =================
                                                                                                             --------
                                                                                                             $6,675.26
===================================== ====================== =================== ======================== =================


(1) PLUS SUCH INDETERMINATE NUMBER OF SHARES PURSUANT TO RULE 416 AS MAY BE ISSUED IN RESPECT OF STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR TRANSACTIONS.

(2) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(H) UNDER THE SECURITIES ACT OF 1933 ON THE AVERAGE HIGH AND LOW PRICES FOR THE COMMON STOCK, AS REPORTED ON THE NASDAQ NATIONAL MARKET ON APRIL 20, 1998.

(3) THE NUMBER OF SHARES OF COMMON STOCK BEING REGISTERED REPRESENTS 500,000 SHARES OF COMMON STOCK THAT MAY BE ISSUED ON THE DATE HEREOF UNDER THE FAMILY GOLF CENTERS, INC. 1997 STOCK INCENTIVE PLAN (THE "1997 PLAN") PURSUANT TO OPTIONS ISSUED OR TO BE ISSUED UNDER THE 1997 PLAN.

(4) THE NUMBER OF SHARES OF COMMON STOCK BEING REGISTRED REPRESENTS 12,500 SHARES OF COMMON STOCK THAT MAY BE ISSUED ON THE DATE HEREOF UNDER STOCK OPTION AGREEMENTS (THE "STOCK OPTION AGREEMENTS") WITH THE FOLLOWING INDIVIDUALS: CLAUDE LEMIEUX AND HOWARD SILBER.

(5) WITH RESPECT TO THE SHARES OF COMMON STOCK UNDERLYING OPTIONS ISSUED PURSUANT TO THE STOCK OPTION AGREEMENTS, THE EXERCISE PRICES OF SUCH OPTIONS WERE USED AS THE MAXIMUM OFFERING PRICES PER SHARE FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         A PROSPECTUS CONTAINING INFORMATION SPECIFIED BY PART I OF THIS FORM S-8 REGISTRATION STATEMENT (THE "REGISTRATION STATEMENT") HAS BEEN OR WILL BE SENT OR GIVEN TO PARTICIPANTS IN THE PLAN AS SPECIFIED IN RULE 428(B)(1) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). EACH SUCH PROSPECTUS SHALL CONSTITUTE A SECTION 10(A) PROSPECTUS AND IS INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT.

                                EXPLANATORY NOTE

         THIS REGISTRATION STATEMENT INCLUDES A PROSPECTUS, PREPARED IN ACCORDANCE WITH THE REQUIREMENTS OF PART I OF FORM S-3, WHICH, PURSUANT TO GENERAL INSTRUCTION C OF FORM S-8, MAY BE USED FOR THE OFFER AND SALE BY CERTAIN OFFICERS AND DIRECTORS OF THE COMPANY WHO MAY BE DEEMED TO BE "AFFILIATES" OF THE COMPANY, AS THAT TERM IS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF SECURITIES REGISTERED HEREUNDER.

                                   PROSPECTUS

                      ------------------------------------

                            FAMILY GOLF CENTERS, INC.

                      ------------------------------------

         500,000 SHARES OF COMMON STOCK UNDER FAMILY GOLF CENTERS, INC.
                            1997 STOCK INCENTIVE PLAN

         This Prospectus relates to offers and sales of up to 500,000 shares ("Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Family Golf Centers, Inc., a Delaware corporation (the "Company"), that have been or will be acquired by certain officers and directors (the "Selling Stockholders") who may be deemed to be "affiliates" of the Company, as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"), upon exercise of options (the "Options") granted pursuant to the Family Golf Centers, Inc. 1997 Stock Incentive Plan (the "1997 Plan"). See "Selling Stockholders." The Common Stock is quoted on the Nasdaq National Market(R) (the "Nasdaq National Market") under the symbol "FGCI." The closing sales price for the Common Stock on April 15, 1998 was $44.125 per share.

         Shares covered by this Prospectus may be offered and sold from time to time directly by the Selling Stockholders or through brokers on the Nasdaq National Market or otherwise at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. No underwriting arrangements have been entered into by the Selling Stockholders. No specified brokers or dealers have been designated by the Selling Stockholders, and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders. The Selling Stockholders, and any broker-dealers, or agents, through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A SUBSTANTIAL DEGREE OF RISK.
                    SEE "RISK FACTORS," COMMENCING ON PAGE 7.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation other than as contained or incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof. See "Risk Factors."


             -------------------------------------------------------
                  The date of this Prospectus is April 23, 1998

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding the Company (http://www.sec.gov). The Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference and made a part of this Prospectus are the following: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (2) the Company's Current Report on Form 8-K dated April 2, 1998; and (3) the description of the Common Stock which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A dated November 8, 1994. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Family Golf Centers, Inc., 225 Broadhollow Road, Melville, New York 11747, Attention: Chief Executive Officer. The Company's telephone number is: (516) 694-1666.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Certain statements included or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following general economic and business conditions: the Company's indebtedness; changes in business strategy or development plans; competitive factors in the industry, including additional competition from existing competitors or future entrants to the industry; social and economic conditions; availability, terms and deployment of capital; local, state and federal regulations; availability of qualified personnel; and other factors referenced in this Prospectus and in the Company's filings with the Commission.

                                   THE COMPANY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

         The Company is a leading consolidator and operator of golf centers in the United States. The Company's golf centers are designed to provide a wide variety of practice opportunities, including facilities for driving, chipping, putting, pitching and sand play. In addition, the Company's golf centers typically offer full-line pro shops, golf lessons instructed by PGA-certified golf professionals and other amenities such as miniature golf and snack bars to encourage family participation. The Company has a proven track record of successfully identifying, acquiring and integrating golf centers, having grown from one golf facility in 1992 to 60 as of December 31, 1997. As a result, the Company has increased revenues from $2.6 million in 1993 to $64.8 million for the twelve months ended December 31, 1997, and increased earnings per share from a loss of $0.23 in 1993 to a profit of $0.84 for the twelve months ended December 31, 1997.

         In July 1997, the Company acquired Leisure Complexes, Inc. ("LCI"), the operator of a family sports and entertainment supercenter, located in Lake Grove, New York, which includes a golf center, an 18-hole executive golf course, an ice rink and additional family amusements, such as video and virtual reality games, a Lasertag arena, children's rides, batting cages, an I-werks Motion Master Theatre, a 48-lane bowling center, restaurants and an 18,000 square foot conference center. LCI also owned and operated seven stand-alone bowling centers, six of which were subsequently sold by the Company. In addition, in September 1997, the Company acquired an ice rink facility which includes a National Hockey League regulation-size ice rink and an additional half rink. In December 1997, the Company acquired another indoor family sports and entertainment supercenter, located in Cincinnati, Ohio, which includes two National Hockey League regulation-size ice rinks, two soccer fields and additional family amusements.

BUSINESS STRATEGY

         The Company's strategy is to continue to build upon its leadership position in the golf center industry and expand its concept of family-oriented sports entertainment as follows:

         o CONSOLIDATION OF GOLF CENTERS. The Company will continue to consolidate the golf center industry by increasing the number of golf centers it owns, leases or manages by (i) identifying and acquiring well-located, under performing ranges that have the potential for improvement through better management and facility enhancements and (ii) building new centers in locations where suitable acquisition opportunities are not available. The Company's principal acquisition strategy is to target stand-alone ranges or golf centers in stable communities with favorable demographics, generally in close proximity to upscale urban and suburban areas, which generally contain the highest concentration of golfers. In determining which facilities may be suitable acquisition candidates, management conducts demographic and competitive analyses and considers such factors as ease of access, visibility from major thoroughfares and potential for improvement in revenues and operating cash flow through capital improvements.

         o FACILITY AND SERVICE ENHANCEMENT. The Company typically initiates a capital improvement plan after each acquisition to broaden the scope of services and products offered. Such improvements have historically increased revenues and improved operating performance at the golf centers. Improvements may include enclosing, heating or lighting play areas to lengthen the season and hours of operation, adding tiers of hitting tees, offering lessons from PGA-certified golf professionals and adding amenities, such as batting cages, miniature golf, restaurants, snack bars and video games, designed to appeal to the whole family, generate additional revenues and increase the frequency and duration of facility visitation. In addition, employees undergo a comprehensive training program emphasizing customer service. The Company believes that the quality of its facilities and its emphasis on customer service differentiates the Company from its competitors.

         o LEVERAGE CENTRALIZED OPERATIONS. All purchasing, accounting, insurance, cash management, finance and human resource functions are managed centrally at the Company's headquarters. Centralization improves facility performance by reducing expenses and administrative burdens, allowing management to focus on customer service and facility operations. In addition, each facility receives the benefits of the Company's purchasing power, enabling it to take advantage of quantity discounts on merchandise sold through its pro shops and equipment used at its facilities.

         o DEVELOPMENT OF COMPLEMENTARY SPORTS AND FAMILY ENTERTAINMENT FACILITIES. The Company has identified the ice rink industry as having a number of industry and operational dynamics similar to those of the golf center industry. The Company intends to apply the skills and resources it has used in the golf center industry to capitalize on such similarities by selectively constructing, or acquiring and enhancing, ice rinks over the next twelve months. In addition, the Company expects to selectively augment certain of its existing golf centers with sports and entertainment amenities including ice rinks, video and virtual reality games, children's rides, batting cages and other entertainment activities to create family sports supercenters (the "Family Sports Supercenters"). The Company believes that the addition of these facilities expands on the Company's concept of family-oriented sports entertainment, improves utilization by adding additional sources of revenues, attracts a more diversified base of customers, increases visitation and per capita spending and has the added benefit of being counter-seasonal to the Company's core golf business.

RECENT DEVELOPMENTS

         In January 1998, the Township of Woodbridge selected the Company's proposal to lease, construct and operate an ice arena with two ice rinks and a family entertainment center in Woodbridge, New Jersey. There can be no assurance, however, that a lease with the Township of Woodbridge will be executed.

         In February 1998, the Company acquired: (i) MetroGolf Incorporated ("Metro"), the operator of eight golf facilities, through the successful completion of a tender offer and subsequent merger of Family Golf Acquisition, Inc., a wholly-owned subsidiary of the Company, with and into Metro; (ii) Blue Eagle Golf Centers, Inc. ("Blue Eagle") the operator of three golf facilities;
(iii) an ice rink facility in Raleigh, North Carolina; and (iv) a golf facility in Holbrook, Massachusetts. In March 1998, the Company signed a long-term lease to construct and operate two National Hockey League regulation-size ice rinks and a family entertainment center in a shopping mall in New Rochelle, New York. The Company expects to commence operating this facility by the end of 1999.

         In March 1998, the Company entered into a loan agreement with Chinatrust Bank providing for a $10.0 million term loan secured by a mortgage on five of the Company's existing properties. During the drawdown period, loan proceeds are advanced to the Company upon its request. The loan matures in April 2003 and bears interest at the prime rate less 1% during the drawdown period and at the prime rate during the paydown period. To date, no funds have been drawn under this loan. The Company also obtained, in March 1998, a commitment from ORIX USA Corporation to provide a $10.0 million term loan secured by a mortgage on five of the Company's existing properties. To date, the Company has not entered into a definitive loan agreement with respect to such commitment.

         On April 2, 1998, the Company entered into a definitive merger agreement pursuant to which Eagle Quest Golf Centers, Inc. ("Eagle Quest") will become a wholly-owned subsidiary of the Company. Privately-held Eagle Quest is the second largest owner, operator and manager of golf driving ranges in North America, with 18 golf centers currently owned and managed in the United States and Canada. Eagle Quest has signed letters of intent to acquire eight additional golf centers. Pursuant to the terms of the merger agreement, at the effective date of the merger, the Company will issue approximately 1,152,860 shares of Common Stock, for all the outstanding shares, options and warrants of Eagle Quest. The transaction, which will be accounted for as a pooling of interest, is expected to close early in the third quarter of 1998. This transaction is subject to a number of conditions including Eagle Quest shareholder approval, obtaining judicial approval under Canadian law, Commission review of the pooling of interest accounting treatment, approval under the Hart-Scott-Rodino Act, further due diligence and other customary terms.

         In addition, the Company declared a 3-for-2 stock split on its Common Stock to be paid as a 50 percent stock dividend on May 4, 1998 to shareholders of record as of April 20, 1998. Unless otherwise indicated, the numbers representing shares of Common Stock contained herein have not been adjusted to account for the proposed split.

         The Company's principal executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and its telephone number is (516) 694-1666. The Company's World Wide Web address is http://www.familygolf.com.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN THE SHARES OFFERED HEREBY.

GROWTH AND EXPANSION STRATEGY

         The Company's ability to significantly increase revenues, operating cash flow and net income over time depends in large part upon its success in acquiring and improving or leasing or constructing additional facilities at suitable locations upon satisfactory terms. There can be no assurance that suitable facility acquisition or lease opportunities will be available or that the Company will be able to consummate acquisition or leasing transactions on satisfactory terms. The acquisition of facilities may become more expensive in the future to the extent that demand and competition increase. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the construction and opening of new facilities and improvements to existing facilities, including delays in obtaining required permits.

         To successfully implement its expansion strategy, the Company must integrate acquired or newly opened facilities into its existing operations, which may necessitate the implementation of enhanced operational and financial systems and may require additional employees and management, operational, financial and other resources. As part of its strategy, the Company has recently entered the ice rink and Family Sports Supercenter industries, in which the Company has only limited experience and which involve all the risks commonly associated with the establishment of new lines of business. As the Company grows, there can be no assurance that additional facilities can be readily assimilated into the Company's operating structure. The Company's inability to efficiently integrate facilities or to successfully enter the ice rink and Family Sports Supercenter industries could have a material adverse effect on the Company's financial condition and results of operations. In addition, a number of the facilities which the Company has acquired have, and facilities it may acquire in the future may have, experienced losses. On a pro forma basis, giving effect to the acquisitions consummated after January 1, 1997 as if they had occurred as of January 1, 1997, the Company had net income of $10.5 million (as compared to net income of $10.6 million on a historical basis) for the year ended

December 31, 1997. As a result of the timing of the Company's acquisitions, the seasonality of the acquired businesses, the expansion of the Company's business to include ice rinks and Family Sports Supercenters and other factors, the Company's historical, pro forma and trailing twelve month results of operations referred to herein are not necessarily indicative of future results. There can be no assurance that facilities recently acquired by the Company or those that the Company may acquire in the future will operate profitably and will not adversely affect the Company's results of operations.

LEVERAGE, DEBT SERVICE AND COVENANTS

         As of December 31, 1997, the Company had approximately $141.9 million aggregate principal amount of indebtedness outstanding, including $115 million aggregate principal amount of 5 3/4% convertible subordinated notes (the "Notes") issued by the Company during the fourth quarter of 1997. The Company's level of indebtedness requires that a significant amount of its cash flow from operations be applied to debt service, and there can be no assurance that the Company's operations will generate sufficient cash flow to service this indebtedness. Approximately $16.6 million of term debt ("Term Debt") incurred in connection with the Company's acquisition of LCI, is at a variable rate of interest, which subjects the Company to fluctuations in interest rates.

         The Company's credit facility with its principal lender ("Credit Facility") and the Term Debt include covenants that restrict the operational and financial flexibility of the Company, including a limit on the number of facilities that the Company may construct in any rolling twelve month period and restrictions on indebtedness, liens, acquisitions and other significant actions. Failure to comply with certain covenants would, among other things, permit the Company's lenders to accelerate the maturity of the obligations thereunder and could result in cross-defaults permitting the acceleration of debt under other Company agreements. In addition, the Company is required to maintain certain financial ratios.

DEPENDENCE ON THE GOLF INDUSTRY

         Although the Company has begun expanding its business outside the golf industry, the Company is highly dependent on the golf industry, and the public's interest in utilizing golf practice centers, for the generation of its revenues and earnings. Activities such as golf have, in the past, been susceptible to increases and decreases in popularity that have materially affected the financial condition and results of operations of companies dependent on such activities, and there can be no assurance that the golf industry will not suffer a material decrease in popularity, which would result in a material adverse effect on the Company's business and operations. In addition, customer spending on activities such as golf is generally considered to be discretionary spending, which may be significantly decreased as a result of regional or national economic downturns.

VULNERABILITY TO WEATHER CONDITIONS AND SEASONAL RESULTS

         Historically, the second and third quarters of the year have accounted for a greater portion of the Company's revenues than have the first and fourth quarters of the year. This is primarily due to an outdoor playing season limited by weather. Although most of the Company's driving ranges are designed to be all-weather facilities, portions of the Company's facilities, including the miniature golf courses, are outdoors and vulnerable to weather conditions. In addition, golfers are less inclined to practice when weather conditions limit their ability to play golf on outdoor courses. The Company expects its expansion into ice rink facilities and Family Sports Supercenters to partially offset such seasonality. The timing of new center openings and acquisitions may also cause the Company's results of operations to vary significantly from quarter to quarter.

Accordingly, period-to-period comparisons are not necessarily meaningful and should not be relied on as indicative of future results. In addition, variability in the Company's results of operations could cause the price of the Company's securities to fluctuate following the release of interim results of operations or other information and may have a material adverse effect on the price of the Company's securities.

COMPETITION

         The golf center, ice rink and family entertainment industries are each highly competitive and include competition from other golf centers, traditional golf ranges, golf courses, other ice rinks and family entertainment outlets and other recreational pursuits. The Company may face imitation and other forms of competition and the Company cannot prevent or restrain others from utilizing a similar operational strategy. Many of the Company's competitors and potential competitors have considerably greater financial and other resources, experience and customer recognition than does the Company. The Company operates seven of its golf centers under the name "Golden Bear" pursuant to the License Agreement with the Licensor. Golden Bear Golf, Inc., an affiliate of the Licensor, is a competitor of the Company. The Licensor is permitted to establish, or license others to establish, "Golden Bear" golf centers that compete with the Company's golf centers, including the Company's Golden Bear Golf Centers. There can be no assurance that competition will not adversely affect the Company's business or ability to acquire additional properties. In addition, the Company's pro shop business faces competition from pro shops at golf courses and other golf centers or ice rinks, as the case may be, specialty retailers devoted to golf or skating equipment and apparel, sporting goods and department stores.

DEPENDENCE ON CERTAIN AGREEMENTS

         The future success of the business and operations of the Company is dependent, in part, upon certain key operating agreements, including its real property leases, management agreements with respect to certain municipal facilities and the License Agreement. The termination of any of these agreements may have a material adverse effect on the Company.

         After giving effect to renewal options none of the Company's leases, as of December 31, 1997, is expected to expire until December 31, 2002. However, the leases may be terminated prior to their scheduled expiration should the Company default in its obligations thereunder. The termination of any of the Company's leases could have an adverse effect on the Company. If any of the Company's leases were to be terminated, there can be no assurance that the Company would be able to enter into leases for comparable properties on favorable terms, or at all.

         The Company manages several facilities for municipalities pursuant to concession licenses, three of which are terminable at will by the licensor. The Company's concession license with the City of New York (the "City") for the Douglaston, New York golf center, which was entered into in 1994 and which expires on December 31, 2006, the concession license with the City for the Randall's Island, New York golf center, which was entered into in 1992 and which expires on March 1, 2007 and the concession license with the Metropolitan Transportation Authority for the Bronx, New York golf center, currently under construction, which was entered into in 1997 and which expires on December 31, 2009 (respectively, the "Douglaston License," "Randall's Island License" and "Bronx License"), are terminable at will. Pursuant to the Douglaston License and the Randall's Island License, the Company has made approximately $3.1 million and $774,000, respectively, of capital improvements as of December 31, 1997. Pursuant to the Bronx License, the Company is obligated to make a minimum of $3.0 million of capital improvements. If any of these concession licenses are terminated other than a termination of the Bronx license during the first eight years of such license, the licensor may retain, and is not obligated to pay the Company for the value of, such capital improvements. Unless reimbursed, for accounting purposes the Company would immediately have to write off the undepreciated value of these capital improvements and the goodwill related to its purchase of the limited partners' minority interest in the partnership which was party to the Douglaston License, both of which are currently being depreciated and amortized over the life of the relevant concession license. In addition, the Company's management agreement with the City of El Segundo for the El Segundo golf facility terminates on February 14, 1999. The Company intends to seek a renewal of this agreement.

         As of December 31, 1997, the Company operated seven of its 60 golf centers under the name "Golden Bear" pursuant to the License Agreement, expiring August 2002, with the Licensor. The License Agreement is terminable by the Licensor prior to August 2002 under certain circumstances, including if the current directors of the Company at any time constitute less than 50% of the Company's directors. Termination of the License Agreement could adversely affect the Company's Golden Bear Golf Centers and, possibly, the Company. In addition, the value of the "Golden Bear" name is dependent, in part, upon the continued popularity of Jack Nicklaus. Accordingly, the occurrence of any event which diminishes the reputation of Mr. Nicklaus and the related "Golden Bear" symbol could adversely affect the Company's Golden Bear Golf Centers.

ADDITIONAL FINANCING REQUIREMENTS

         The Company anticipates that it will need to raise additional capital in the future to continue its long term expansion plans. There can be no assurance that the Company will be able to obtain additional financing on favorable terms or at all.

ENVIRONMENTAL REGULATION

         Operations at the Company's facilities involve the use and limited storage of various hazardous materials such as pesticides, herbicides, motor oil, gasoline, heating oil and paint, as well as various chemicals used to create, refrigerate and maintain the ice at its ice rinks. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on or in its property regardless of whether the property owner or operator knew of, or was responsible for, the release of hazardous materials. The Company has not been informed by any governmental authority of any non-compliance or violation of any environmental laws, ordinances or regulations and the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its properties or operations. However, the Company is aware of one notice of violation issued by the New York State DEC against the owner of the land leased by the Company in Elmsford, New York alleging that certain hazardous materials were placed on the site. The owner has taken remedial action and the Company does not believe it will be affected by the alleged violation. As of December 31, 1997, the Company had not incurred material costs of remediation and the Company knows of no material environmental liability to which it may become subject. Although the Company usually hires environmental consultants to conduct environmental studies, including invasive procedures such as soil sampling or ground water analysis on facilities it owns, operates or intends to acquire, in some cases only limited invasive procedures are conducted on such properties and in a limited number of instances no environmental studies are conducted. Accordingly, there may be potential environmental liabilities or conditions of which the Company is not aware.

DEPENDENCE UPON KEY EMPLOYEE; RECRUITMENT OF ADDITIONAL PERSONNEL

         The Company is heavily dependent on the services of Dominic Chang, its Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Chang could materially adversely affect the Company. Mr. Chang has entered into an employment agreement with the Company which terminates on December 31, 1999. The Company owns, and is the sole beneficiary of, key person life insurance in the amount of $1.5 million on the life of Mr. Chang. In addition, it is an event of default under the Company's Credit Facility and Term Debt if Mr. Chang is not the Chairman of the Board and Chief Executive Officer of the Company and if he does not own at least 5% of the Company's outstanding Common Stock. The Company will also be required to hire additional personnel and professionals to staff the additional facilities it intends to acquire, lease or construct. There can be no assurance that the Company will be able to attract and retain qualified personnel.

CONTROL BY CURRENT STOCKHOLDER

         As of March 26, 1998, Dominic Chang beneficially owned 2,499,334 shares of Common Stock, constituting approximately 19.2% of such outstanding shares. Mr. Chang is, therefore, able to exercise significant influence with respect to the election of the directors of the Company and all matters submitted to a vote of the stockholders of the Company.

PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND CONTRACTUAL PROVISIONS

         The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 2,000,000 shares of preferred stock, $0.10 par value per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders. Although no preferred stock is currently outstanding and the Company currently has no plans for the issuance of any preferred stock, there can be no assurance that the Company will not do so in the future. The ability of the Board of Directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium over the market value for their shares of Common Stock. The Company's By-Laws contain provisions requiring advance notice of stockholder proposals and imposing certain procedural restrictions on stockholders wishing to call a special meeting of stockholders. Under the Credit Facility and the Term Debt, it is an event of default if Mr. Chang is not the Chairman of the Board, Chief Executive Officer and beneficial owner of at least 5% of the outstanding Common Stock of the Company. In addition, the Indenture with respect to the Notes gives the holders of the Notes the right to have such Notes redeemed if there is a Change of Control (as defined therein). The License Agreement may be terminated by the Licensor if members of the Company's Board of Directors, as of September 1995, do not constitute at least 50% of the Company's Board of Directors. Accordingly, such provisions could discourage possible future attempts to gain control of the Company (which attempts, if stockholders were offered a premium over the market value of their Common Stock, might be viewed as beneficial to stockholders).

VOLATILITY OF PRICE OF COMMON STOCK

         The trading price of the Company's Common Stock could be subject to fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, future announcements concerning the Company, general trends in the industry and other events or factors.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereby. All such proceeds will be received by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The address of each Selling Stockholder is c/o Family Golf Centers, Inc., 225 Broadhollow Road, Melville, New York 11747. The following table sets forth the name and principal position(s) over the past three years with the Company of each of the Selling Stockholders and (a) the number of shares of Common Stock each Selling Stockholder beneficially owned as of March 26, 1998;
(b) the number of shares of Common Stock available to be acquired by each Selling Stockholder pursuant to the 1997 Plan being registered hereby, some or all of which shares may be sold pursuant to this Prospectus; and (c) the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all Common Stock acquired by such Selling Stockholder pursuant to the 1997 Plan and registered hereby and assuming no additional shares of Common Stock are acquired or issued. There is no assurance, however, that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.



                                                                                                    NUMBER OF SHARES OF
                                                     NUMBER OF SHARES OF    NUMBER OF SHARES OF     COMMON STOCK BENEFICIALLY
                                                     COMMON STOCK           COMMON STOCK            OWNED AFTER THIS OFFERING
SELLING STOCKHOLDERS      POSITION WITH COMPANY      BENEFICIALLY OWNED     OFFERED HEREBY(1)       NUMBER         PERCENT
--------------------      ---------------------      ------------------     -----------------       ------         -------

Krishnan P. Thampi        President, Chief                      186,977(2)              35,000     186,977(2)      1.4%
                          Operating Officer,
                          Assistant Secretary,
                          Treasurer and Director

James Ganley              Director                               28,833(3)              10,000      28,833(3)        *

Jimmy C.M. Hsu            Director                              114,583(3)(4)           10,000     114,583(3)(4)     *

Yupin Wang                Director                                3,333(5)              10,000       3,333(5)        *

Robert J. Krause          Senior Vice President -                64,317(6)              10,000      64,317(6)        *
                          Strategic Planning and
                          Development

Margaret M. Santorufo     Controller                              1,668(7)               5,000       1,668(7)        *
William Schickler         Senior Vice President                  34,498(8)              10,000      34,498(8)        *
Pamela S. Charles         Vice President,

                          Secretary and General                  28,333(9)              10,000      28,337(9)        *
                          Counsel
Jeffrey Key               Chief Financial Officer               19,000(10)              60,000      19,000(10)       *

__________________________________
     * Represents less than 1% of the number of shares outstanding.

      (1) Includes shares of Common Stock underlying options which have been granted to such Selling Stockholders, but which have not yet vested and are not exercisable within 60 days of the date hereof.

      (2) Includes 95,027 shares of Common Stock issuable upon exercise of options which are currently exercisable.

      (3) Includes 10,333 shares of Common Stock issuable upon exercise of options which are currently exercisable.

      (4) Does not include 66,250 shares of Common Stock beneficially owned by Mr. Hsu's brother. Mr. Hsu disclaims beneficial ownership of his brother's shares.

      (5) Includes 3,333 shares of Common Stock issuable upon exercise of options which are currently exercisable.

      (6) Includes 54,317 shares of Common Stock issuable upon exercise of options which are currently exercisable.

      (7) Includes 1,667 shares of Common Stock issuable upon exercise of options which are currently exercisable.

      (8) Includes 34,498 shares of Common Stock issuable upon exercise of options which are currently exercisable.

      (9) Includes 28,333 shares of Common Stock issuable upon exercise of options which are currently exercisable.

      (10) Includes 4,000 shares of Common Stock issuable upon exercise of warrants which are currently exercisable.

      As the names and amounts of securities to be sold by additional Selling Stockholders become known, the following information will be included in a prospectus supplement: the name and position(s) over the last three years with the Company of each Selling Stockholder; the number of shares of Common Stock owned by each Selling Stockholder; the number of shares of Common Stock available to be acquired by each Selling Stockholder pursuant to the 1997 Plan and being registered for resale by the Selling Stockholders; and the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following the offering.

      Certain non-affiliates may use this Prospectus for reoffers and resales, each of whom may sell up to the lesser of 1,000 shares of Common Stock or 1% of the shares of Common Stock issuable under the 1997 Plan.

                              PLAN OF DISTRIBUTION

      The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders or by transferees thereof. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Stockholder in connection with sales of the Shares.

      In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Shares. The Company will bear all expenses of the offering, except that the Selling Stockholders will pay any applicable brokerage fees or commissions and transfer taxes.

      LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

      The Company's Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by Delaware law.

      The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of the Shares has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176. Kenneth R. Koch, Esq., a member of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, holds options to purchase shares of the Company's Common Stock.

                                     EXPERTS

      The consolidated financial statements of the Company as of December 31, 1997 and for each of the years in the three year period then ended, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 have been so incorporated in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.



================================================================      ====================================================


No dealer, salesman, or any other person has been
authorized to give any information or to make any
representation not contained in this Prospectus in
connection with the offering made hereby, and, if given or
made, such information or representation must not be
relied upon as having been authorized by the Company. This
Prospectus does not constitute an offer to sell, or a                                    500,000 SHARES
solicitation of an offer to buy, any of the securities
offered hereby in any jurisdiction to any person to whom
it is unlawful to make such an offer or solicitation in                                   FAMILY GOLF
such jurisdiction. Neither the delivery of this Prospectus
nor any sale made hereunder shall under any circumstances                                CENTERS, INC.
create any implication that there has been no change in
the affairs of the Company since the date hereof or that
the information contained herein is correct as of any time
subsequent to the dates as of which such information is
furnished.


                                                                                         COMMON STOCK

                   --------------------

                     TABLE OF CONTENTS

                                                        PAGE

Available Information....................................2
Incorporation of Certain Documents by Reference..........2
Special Note Regarding Forward Looking
   Statements............................................3
The Company..............................................3
Risk Factors.............................................7
Use of Proceeds.........................................12
Selling Stockholders....................................12
Plan of Distribution....................................13
Limitation of Liability and Indemnification

   of Directors and Officers............................14
Legal Matters...........................................14                             _________________
Experts.................................................14
                                                                                          PROSPECTUS

                                                                                       _________________





                                                                                        APRIL 23, 1998
================================================================      ====================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Incorporated herein by reference and made a part of the Registration Statement are the following documents filed by the Company with the Commission:
(1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (2) the Company's Current Report on Form 8-K dated April 2, 1998; and
(11) the description of the Common Stock which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A dated November 8, 1994. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

      A copy of any and all of the information included in documents (but not exhibits thereto except to the extent exhibits have been incorporated in such documents) that have been incorporated by reference in this Prospectus but which are not delivered with this Prospectus will be provided by the Company without charge to any person to whom this Prospectus is delivered, upon the oral or written request of such person. Such requests should be directed to Family Golf Centers, Inc., 225 Broadhollow Road, Melville, New York 11747, Attention:
Chief Executive Officer.  The Company's telephone number is (516) 694-1666.

ITEM 4.DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5.INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the Common Stock issuable upon the exercise of options granted pursuant to the Plans will be passed upon by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176. Kenneth R. Koch, Esq., a member of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, holds options to purchase shares of the Company's Common Stock.

ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Delaware General Corporation Law, Section 102(b)(7), subject to certain exceptions, enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Article Nine of the Company's Certificate of Incorporation includes the following language:

      "No Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
(iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law include without limitation, any judgment, fine, amount paid ln settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise."

      Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article Eight of the Company's Certificate of Incorporation includes the following language:

      "A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense liability, and loss (including attorneys' fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      B. The right to indemnification conferred in Paragraph A of this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article EIGHTH or otherwise.

      C. The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Article EIGHTH shall be contract rights. If a claim under Paragraph A or B of this Article EIGHTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, ln the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by {he Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise, shall be on the Corporation.

      D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise."

      In addition, the Company maintains a directors' and officers' liability insurance policy.

ITEM 7.EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

ITEM 8.EXHIBITS

        3.1      Certificate of Incorporation.(1)

        3.2      By-Laws.(1)

        4.1      Family Golf Centers, Inc. 1997 Stock Incentive Plan.(2)

        5.1 Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP dated April 23, 1998.(*)

       23.1 Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (included in Exhibit 5.1).(*)

       23.2      Consent of Richard A. Eisner & Company, LLP.(*)

       24.1      Power of Attorney (included on the signature page hereof).(*)

--------------------

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 dated September 12, 1994.

(2) Incorporated by reference to the Company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 1997.

(*)     Filed herewith.



ITEM 9. UNDERTAKINGS

   (a)  The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on the 17th day of April, 1998.

                                              FAMILY GOLF CENTERS, INC.


                                              By:  /s/ Dominic Chang
                                                 -----------------------
                                                 Dominic Chang
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dominic Chang and Krishnan P. Thampi or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                       TITLE                                     DATE

/s/ Dominic Chang
----------------------------          Chairman of the Board and Chief                       April 17, 1998
         Dominic Chang                Executive Officer
                                      (Principal Executive Officer)

/s/ Krishnan P. Thampi
----------------------------          Chief Operating Officer, President, Assistant         April 17, 1998
     Krishnan P. Thampi               Secretary, Treasurer and Director

/s/ James Ganley
----------------------------          Director                                              April 17, 1998
        James Ganley

/s/ Jimmy C.M. Hsu
----------------------------          Director                                              April 17, 1998
       Jimmy C.M. Hsu

/s/ Yupin Wang                        Director                                              April 17, 1998
----------------------------
         Yupin Wang

/s/ Jeffrey Key
----------------------------          Chief Financial Officer                               April 17, 1998
       Jeffrey Key                    (Principal Financial Officer)

                                  EXHIBIT INDEX

EXHIBIT NUMBER                        DESCRIPTION

      3.1         Certificate of Incorporation.(1)

      3.2         By-Laws.(1)

      4.1         Family Golf Centers, Inc. 1997 Stock Incentive Plan.(2)

      5.1 Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP dated April 23, 1998.(*)

     23.1 Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (included in Exhibit 5.1).(*)

     23.2         Consent of Richard A. Eisner & Company, LLP.(*)

     24.1         Power of Attorney (included on the signature page hereof).(*)

--------------------

(1) Incorporated by reference to the Company's Registration Statement on SB-2 dated September 12, 1994.
(2) Incorporated by reference to the Company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 1997.
(*)     Filed herewith.